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                    March 30, 2023

       Juanzi Cui
       Chief Executive Officer
       MakingORG, INC.
       385 S. Lemon Avenue #E 301
       Walnut, CA 91789

                                                        Re: MakingORG, INC.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Form 10-K/A for the
Year Ended December 31, 2021
                                                            File No. 000-55260

       Dear Juanzi Cui:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing